Exhibit 11.1

Code of Ethics

This Code is available on the website: gfgsa.com

LETTER TO THE EMPLOYEES

Dear Employees:

Grupo Financiero Galicia is a financial services holding company, whose objective is, through its subsidiaries, to establish itself as the largest and most valuable financial platform in Argentina, with regional design, offering a distinctive customer experience and leading the industry in operational efficiency, counting on the best talents and contributing to the local sustainable development. This objective also implies to assume a position involving public responsibility, founded and sustained on Ethics. Therefore, we are committed to develop our tasks with faultless honesty, responsibility and transparency.

All of us who are part of Grupo Financiero Galicia know that the success of our companies depends of the integrity reputation we build all together. Our ethical values and guidelines of conduct are the base of our business, representing what we are and ensuring our success as a group of companies.

Therefore, our obligation is to avoid situations that may be considered a violation of this Code of Ethics.

As Company employees, it is essential that all of us read, understand and internalize the regulations of this Code of Ethics, with no distinction of hierarchies or roles. Only then we will be able to act abiding by the principles established herein, which are inspired by respect for the law, responsibility for actions, protection of information and personal honesty.

We should never take any action that may affect our reputation. Sincerely,

Board of Directors of Grupo Financiero Galicia S.A.

TABLE OF CONTENTS

1.	SCOPE OF APPLICATION	3
1.1.	Purpose	3
1.2.	Scope	3
1.3.	Obligation to Know and Comply with the Code	3
2.	ETHICAL VALUES TO BE SUSTAINED BY ALL THE EMPLOYEES	4
3.	COMMITMENT TO LAWS, ETHICS AND FAIR USE OF THE FINANCIAL SYSTEM	4
3.1.	Assets Laundering and Terrorist Financing Prevention	4
3.2.	Bribery and Corruption	5
3.3.	Interaction with the Public Sector	6
3.4.	Gifts, Entertainment and Travels	6
3.5.	Accounting Books and Records	6
3.6.	Fair Competition	7
4.	RESPONSIBILITY OF OUR EMPLOYEES	7
4.1.	Human Rights and Equal Opportunities	7
4.2.	Conflicts of Interests	8
5.	RESPONSIBILITY TO GRUPO FINANCIERO GALICIA’S ASSETS	8
5.1.	Use and Protection of Grupo Financiero Galicia’s Assets	8
5.2.	Information Confidentiality and Privacy	8
5.3.	Operations with Privileged Information	9
6.	RESPONSIBILITY TO THE COMMUNITY	9
6.1.	Environment	9
6.2.	Social Responsibility	10
6.3.	Participation in Political Activities	10
7.	ASSISTANCE AND ADVICE	10
8.	POLICIES AGAINST RETALIATION	10

ETHICAL CONDUCT GUIDELINES

1.	PURPOSE AND SCOPE

1.1.	Purpose

Grupo Financiero Galicia is proud of its values. For this reason, it is committed to continue providing savings, credit and investment opportunities to individuals and companies, through its companies, with the highest levels of business and personal ethics.

For this purpose, the Board of Directors of Grupo Financiero Galicia has approved and ordered the mandatory implementation of this Code of Ethics (the “Code”), which seeks to: (a) emphasize Grupo Financiero Galicia’s commitment to business ethics and compliance with the law; (b) establish basic standards of ethical behavior; (c) provide a mechanism for raising concerns or filing complaints; and (d) help prevent irregularities and wrongful acts.

The primary responsibility for communicating, administering and ensuring the application of this Code lies with the Financial & Administrative Department of Grupo Financiero Galicia.

1.2.	Scope

The Code establishes the minimum standard of responsibilities, ethical rules and expected behavior of directors, managers and employees (the “Employees”) of Grupo Financiero Galicia S.A. (“Grupo Financiero Galicia”), and of the companies controlled by Grupo Financiero Galicia (the “Group Companies”). Grupo Financiero Galicia encourages Group Companies to develop their own Codes of Ethics and integrity programs, based on the risks involved in the business they carry out, the type of interaction they have with the public and private sectors, and the geographic markets where they operate. Directors, managers and employees of the Group Companies must ensure compliance with the integrity program of the respective Group Company. Notwithstanding this, the guidelines established in this Code must be interpreted as the minimum standards that Grupo Financiero Galicia expects of its Employees in all the Group Companies. Each Group Company may embrace more restrictive practices, policies and procedures than those established in this Code, but these should never be more lax or permissive.

No provision in this Code should be interpreted as contrary to the laws, rules and regulations to be complied with by Grupo Financiero Galicia companies in the jurisdictions where they operate. Therefore, it is essential for each Employee to seek advice and know the regulations relevant to the fulfillment of their respective duties.

1.3.	Obligation to Know and Comply with the Code

In order to achieve compliance with this Code, it is the duty of each Employee to read, understand, internalize and comply with its regulations. For highest hierarchy Employees who are responsible for other Employees, their duty also includes making their subordinates understand and comply with this Code, too.

Compliance with this Code and the related policies is an essential, undeniable condition for the relationship linking the Employee with Grupo Financiero Galicia. Noncompliance with this Code shall be considered a serious breach, which may lead to disciplinary sanctions, which may in turn lead to employment termination and, when appropriate, the filing of civil, labor, administrative or criminal actions.

2.	ETHICAL VALUES TO BE SUSTAINED BY ALL THE EMPLOYEES

It is the responsibility of each Employee to protect the reputation of Grupo Financiero Galicia and the Group Companies, conduct their activities in compliance with applicable regulations, and act in accordance with Grupo Financiero Galicia’s ethical values.

Our values are:

HONESTY	Behaving in an honest, straight and fair manner.
RESPONSIBILITY	Performing duties in accordance with the institutional objectives.
SECURITY	Favoring certainly and transparency conditions for any operation carried out in the entity.
INFORMATION CONFIDENTIALITY	Respecting and ensuring respect for the confidential nature of information.
LAW ENFORCEMENT	Conducting activities in compliance with the applicable standards in locations where we do business.
COMMERCIAL LOYALTY	Promoting transparent decisions and complete, material information.

3.	COMMITMENT TO LAWS, ETHICS AND FAIR USE OF THE FINANCIAL SYSTEM

3.1.	Assets Laundering and Terrorist Financing Prevention

Grupo Financiero Galicia is a holding company mostly conducting their activity in the financial markets. As such, Group Companies may be exposed to the risk of being used for assets laundering or terrorist financing.

Notwithstanding the obligations established for those Group Companies that are obliged subjects under the regulations for the assets laundering and terrorist financing prevention, Employees must be alert to possible unusual or suspicious transactions that may have the purpose or effect of using Grupo Financiero Galicia for assets laundering or terrorist financing.

Assets laundering is the process through which the funds obtained from an illegal activity become apparently lawful assets.

Terrorist financing is the act of providing financial support to foreign governments, terrorist organizations, drug traffickers, and individuals related to the proliferation of mass destruction weapons in order to enable terrorist acts to be carried out

3.2.	Bribery and Corruption

Grupo Financiero Galicia prohibits bribery and corruption acts in any form

Grupo Financiero Galicia does not tolerate, under any circumstances, bribery or any other crime associated to corruption, carried out directly or indirectly by its Employees, or through suppliers, intermediaries, business partners or any other third party acting on behalf or in representation of Grupo Financiero Galicia.

Bribery means promising, offering or giving, directly or indirectly, an improper benefit to a Public Official or Government Agency on behalf or in representation of Grupo Financiero Galicia or any Group Company, as well as frustrating, unduly influencing or manipulating public bidding procedures and/or contracts with State officials or agencies. Facilitation payments, i.e. offering, promising or giving money or valuable things to a Public Official to speed up a routine procedure that does not depend on their discretion (granting a visa, registration with a public registry, etc.) are also considered Bribery for the purpose of this Code.

It is important for Employees to conduct their activities in a lawful manner and in compliance with applicable rules and regulations in force. To this aim, they must take care so that their actions cannot be interpreted as bribery. Particularly, special attention shall be paid to activities including lobbying, gifts, hospitality, entertainment, travel, sponsorship, contributions, donations, hiring of personnel, acquisition of permits or administrative licenses.

What is the meaning of Government Agency and Public Official?

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Public Official is the individual who, although temporarily or without remuneration, holds office, is an employee, or works in the public administration, state bodies or entities, diplomatic representations, entities controlled, directly or indirectly, by the State, or international public organizations. Likewise, members, employees, agents or other persons acting for or on behalf of any political party shall be considered public employees; candidates for political or elective offices; and any private person acting in an official capacity for, or on behalf of, one of those public persons or entities.

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Government Agency is any public organization, whether national or international, administration, ministry, agency, or any government instrumentality, at national, provincial or municipal level. Political parties are also included in this definition. It also includes companies, entities or organizations controlled by, or acting in representation of, any of the foregoing. Mixed companies (with public and private capital), as well as companies with purely state capital, shall be considered Government Agencies for the purposes of this Code.

What we expect from our Employees

•	Not to promise, offer, give, authorize or accept improper payments, or any other form of improper payment, aimed at obtaining a benefit for Grupo Financiero Galicia or any of the Group Companies.

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To pay special attention, within the sphere of their responsibilities, so that no third-party promises, offers or requests an improper payment, aimed at obtaining a benefit for Grupo Financiero Galicia or any of the Group Companies.

•	To comply with anti-bribery and anti-corruption laws and regulations.

If someone offers you or requests an improper payment or benefit, you must refuse and report it immediately. If you become aware of any improper act, you must report it immediately.

3.3.	Interaction with the Public Sector

Grupo Financiero Galicia is a holding company mostly conducting their activity in regulated markets.

Grupo Financiero Galicia’s Employees interacting with the public sector must behave in a responsible and decent manner whenever they deal with Public Officials and Government Agencies.

What we expect from our Employees

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When, due to their role or hierarchy, they act on behalf of and representing Grupo Financiero Galicia in dealing with a Public Official or Government Agency, they must have the proper authorization to do so, and not exceed the scope of the instructions or assignment.

•	In general, they must act with probity and integrity in all their contacts with Public Officials or Government Agencies.

3.4.	Gifts, Entertainment and Travels

Grupo Financiero Galicia is a holding company conducting their activity in different geographical markets and through different business units. In certain cases, offering, giving or receiving gifts or courtesy entertainment can have a significant role in creating, generating loyalty and maintaining business relationships.

However, before giving or receiving gifts or entertainment, Employees must ensure that they do not represent or are not perceived as an incentive to obtain preferential treatment, or unduly influence a decision of a Public Official. For more information, it is recommended to refer to Grupo Financiero Galicia’s Gifts, Entertainment and Travels Policy.

3.5.	Accounting Books and Records

Grupo Financiero Galicia’s accounting books and records must be accurate, clear and complete; besides, they must accurately reflect all the business and operations performed.

Grupo Financiero Galicia expects all the transactions carried out by the Group Companies, as well as the assets, liabilities, income, and expenses, to be correctly identified, recorded in the pertinent books and periodically controlled and audited to ensure that they accurately reflect the transactions and operations intended to be recorded.

Therefore, no false, fraudulent, incomplete, inaccurate or artificial records are accepted in Grupo Financiero Galicia’s or Group Companies’ records.

What we expect from our Employees

•	If Employees are in charge of recording operations, in accordance with their responsibilities, they must systematically apply the best accounting practices, pursuant to the applicable regulations.

•	They must cooperate for the proper operation of internal and external control systems, ensuring that operations are properly recorded.

3.6.	Fair Competition

We must promote free competition

Grupo Financiero Galicia proposes ambitious goals to conduct its commercial activities, always within an environment of healthy competition and commercial loyalty. Many situations can lead to behaviors that can curtail or weaken competition in open markets. Grupo Financiero Galicia abides by competition and commercial loyalty laws regulating relations with competitors, customers, and other third parties

What we expect from our Employees

•	To refrain from entering into agreements, either tacit or express, direct or indirect, with the competition with respect to prices, terms, sale conditions, boycotts or award of markets, etc.

4.	RESPONSIBILITY OF OUR EMPLOYEES

4.1.	Human Rights and Equal Opportunities

Grupo Financiero Galicia promotes support and respect for human rights

Grupo Financiero Galicia is committed to respect the rights of all their Employees, as well as the rights of any persons involved in their business and all the aspects in the supply chain.

Grupo Financiero Galicia celebrates diversity as part of their team culture. For this reason, it does not tolerate discrimination based on age, race, religion, color, ethnic group, national origin, sexual orientation, sex, political orientation or any other opinion, gender identity, gender expression, marital status, or other statuses.

Discrimination is any distinction, exclusion, preference, unfavorable or unequal treatment, favoritism or other disadvantageous behavior, either direct or indirect, related to personal characteristics, not relevant to the job, whose effect is to nullify or hinder equal opportunities or treatment at work.

Grupo Financiero Galicia also prohibits any form of inhuman, degrading or humiliating treatment, such as workplace harassment.

Workplace harassment means any action, omission or behavior intended to cause physical, psychological or moral damage to an Employee.

What we expect from our Employees

•	To promote a culture of values and respect, pursuant to our values.

•	To respect and value the diversity of our Employees, customers, suppliers, other third parties with which we do business, and community members.

•	Not to tolerate discriminatory behaviors.

•	Not to participate in workplace harassment, or in any other offensive or intimidating behavior.

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To maintain a work environment where respect and cordiality prevail, and to take maximum care of both oral and written language, in relation to external, internal customers, suppliers and other Employees.

4.2.	Conflicts of Interests

We must always act with honesty, impartiality and professionalism, in the best interest of Grupo Financiero Galicia.

Every Company Employee is responsible for identifying and reporting situations that may trigger a conflict of interest with Grupo Financiero Galicia, or any of the Group Companies. The main risk for Grupo Financiero Galicia when facing a conflict of interest is that it makes decision-making difficult or interferes with the efficient and impartial fulfillment of the work.

A conflict of interest arises when there are conflicting interests that could unduly influence the performance of an Employee. Namely, when an Employee’s personal, family, financial, political or other interests influence, interfere or conflict with their duty of loyalty to Grupo Financiero Galicia, or their responsibility to make right and impartial decisions on behalf of, or to the benefit of, Grupo Financiero Galicia.

What we expect from our Employees

•	To follow the applicable policies to prevent conflicts of interests.

•	To avoid conflicts of interests. If doubts or questions arise about a potential conflict of interest, Employees are encouraged to discuss them internally.

•	In case of conflicts of interests, report them immediately.

5.	RESPONSIBILITY TO GRUPO FINANCIERO GALICIA’S ASSETS

5.1.	Use and Protection of Grupo Financiero Galicia’s Assets - Let’s Take Care of Grupo Financiero Galicia’s Assets As If They Were Ours

The Employees must ensure the integrity of all Grupo Financiero Galicia’ assets. For this reason, they may not be used for personal purposes, or purposes unrelated to the tasks entrusted. Resources (for instance, computers, photocopiers, printers, telephones, etc.), facilities, information and intellectual property are the property of Grupo Financiero Galicia and for their exclusive use.

What we expect from our Employees

•	To use Grupo Financiero Galicia’s assets in a responsible, legal and proper manner.

5.2.	Information Confidentiality and Privacy

The Employees must safeguard the confidentiality of the information entrusted to them, or which they have access to, except otherwise authorized. Unauthorized disclosing of Grupo Financiero Galicia’s confidential information could affect their competitiveness, expose it to sanctions and damage their reputation. This obligation is in force since the beginning of the labor relationship with Grupo Financiero Galicia, and continues after said employment relationship has finished.

Every Employee must take precautionary measures to ensure the confidentiality and integrity of data and information belonging to Grupo Financiero Galicia, the Group Companies and their customers. It includes identifying the information that must be protected, providing an adequate level of protection, and granting access to protected information only to those persons who must use it when performing their duties.

What we expect from our Employees

•	To protect the information belonging to Grupo Financiero Galicia, the Group Companies and their customers.

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To refrain from disclosing the confidential information through any means. Not to include confidential information in personal email accounts, or disclose any confidential information through social media, if not duly authorized by Grupo Financiero Galicia.

•	To use confidential information solely to perform their duties.

5.3.	Operations with Privileged Information

Many of our Employees may access information about Grupo Financiero Galicia’s financial performance or future plans. Using this privileged information in the purchase or sale of shares or securities of Grupo Financiero Galicia companies listing on the stock exchange, in Argentina or abroad, is a crime.

No confidential information must be used to obtain an undue advantage. The Employees must keep strict reserve in any situation in which, due to their position or activity, they access information about the performance or business of a company subject to public offering of securities, which has not yet been published on the market, and which can influence the price of their securities in any way, or may affect securities placement and their trading.

Grupo Financiero Galicia considers that transparency is the basic principle which must govern internal and external communication. Based on this principle, it ensures that the information to be communicated is true and complete. Under no circumstances shall wrong or inaccurate information, or information which may be confusing for the recipient, be delivered.

What we expect from our Employees

•	Not to ever trade securities using the information obtained through purchase orders or customers’ transactions that might influence their price.

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Not to ever transmit confidential information to another person who subsequently purchases or sells securities of Grupo Financiero Galicia’s companies listing on the stock exchange, including call or put options on those securities.

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To refrain from purchasing or selling securities (including call or put options) of another company whose value could be affected by Grupo Financiero Galicia’s measures that have not yet been publicly disclosed.

6.	RESPONSIBILITY TO THE COMMUNITY

6.1.	Environment

Grupo Financiero Galicia works to minimize the impact of its business activities on the environment, through methods that are socially responsible and economically efficient.

Grupo Financiero Galicia’s Employees must comply with all the environment-related applicable laws and regulations.

What we must do

•	To know and comply with the Group Companies’ environmental policies and promote the good environmental practices in our work area.

6.2.	Social Responsibility

We support projects which improve the quality of life in the communities where we operate

Grupo Financiero Galicia believes in the importance of contributing to the sustainability of the communities where it conducts their activities. For this reason, we are committed to allocate part of our resources to charitable causes, as well as to promote volunteering by our Employees.

Grupo Financiero Galicia acts in good faith, with ethics and transparency with respect to interactions with local communities, charities, public sector and development of its commercial activities. For this reason, it is important for any donation made by Grupo Financiero Galicia, either to a non-profit organization or a Government Agency, not to be used or perceived to conceal bribes from Public Officials, not to represent or be able to be perceived as an incentive to obtain a preferential treatment, nor to be aimed at unduly influencing the result of a commercial operation of Grupo Financiero Galicia.

Our Employees can participate in volunteering actions; Employees in charge of other Employees must enable their participation in them, respecting their free decision. Grupo Financiero Galicia’s resources or name may not be used in said activities without their due authorization.

6.3.	Participation in Political Activities

Grupo Financiero Galicia declares its political neutrality and commits itself to comply with the legal obligations it is subject to, in any country where it performs its activity.

Grupo Financiero Galicia recognizes the right of its Employees to participate in political activities on a personal level, as long as such activities are not carried out at the workplace, nor in office hours, the resources of Grupo Financiero Galicia are not used, and there is no hint that said Employee may be representing Grupo Financiero Galicia.

7.	ADVICE AND COMPLAINTS

Grupo Financiero Galicia expects its Employees to raise concerns, ask questions and report any suspicion of non-compliance with this Code, the policies of Grupo Financiero Galicia or any other violation of applicable regulations. If an Employee suspects that there has occurred an irregular or unlawful act, they must report it immediately.

Grupo Financiero Galicia prefers its Employees to reveal their identity when they submit concerns, questions or complaints, since this action often facilitates subsequent investigation, if appropriate. In any event, however, Employees may opt to preserve their identity and file anonymous complaints.

The website https://lineaeticagrupofinancierogalicia.lineaseticas.com has been specially designed to receive and manage possible complaints and/or any irregular circumstances, and is managed by third party specialists in the field specially intended to receive the eventual Employees’ complaints. Said complaints will be received by the Administrative Manager and the Head of Grupo Financiero Galicia’s Integrity Program, to be sent to the Ethics, Conduct and Integrity Committee. Said procedure must also be applied to channel concerns, questions, any suspicion of non-compliance with this Code, the Company policies or any other violation of the current regulatory framework.

Email: lineaeticagrupofinancierogalicia@kpmg.com.ar

By phone: 0800-122-0396

8.	POLICIES AGAINST RETALIATION

Grupo Financiero Galicia prohibits any retaliation or threat of retaliation against any Employee or other person who reports a possible violation of this Code, the related policies and applicable rules. Any Employee who feels it is the object of any retaliation must report it immediately.

If retaliation is detected, Grupo Financiero Galicia shall take the necessary measures to nullify any retaliatory measure. Any Employee who had prevented, delayed or hindered the filing of a complaint, or taken any retaliatory measure, shall be subject to severe disciplinary measures, notwithstanding other responsibilities that may apply.